Exhibit 99.2

RISK FACTORS

Risks Related to Our Business

We have experienced net losses in the past and, to the extent that we experience net losses in the future, our ability to raise capital may be adversely affected.

We have experienced net losses in the past. In the year ended December 31, 2008, we recorded significant net losses of $328.7 million due to impairment charges and the effects of the global economic recession. In the year ended December 31, 2009, our revenues continued to decrease, and we recorded net losses of $13.8 million, primarily due to the effects of the recession in the United States. Although we recorded net income of $15.0 million in the year ended December 31, 2010, we may not achieve sustained profitability. Failure to achieve sustained profitability may adversely affect our ability to raise additional capital and our ability to meet our obligations. Our inability to obtain financing in adequate amounts and on acceptable terms necessary to operate our business, repay our debt obligations or finance our proposed acquisitions could negatively impact our business, financial condition, results of operations and cash flows.

If U.S. economic conditions do not improve or deteriorate further, our results of operations and cash flow may be adversely affected.

Revenue generated by our media broadcasting stations depends primarily upon the sale of advertising time. Our operating results have been adversely affected by the recession and by a lack of a major recovery in the U.S. economy because advertising expenditures, which we believe to be largely a discretionary business expense, generally decrease as the economy slows down. As a result of the adverse impact of the general economic environment in the United States, advertising revenues have also declined due to advertising cancellations and delays or defaults in payment for advertising time. The condition of the U.S. economy remains highly uncertain, with continuing high unemployment and low growth rates, and if the economy does not improve or deteriorates further, our results of operations will be adversely affected.

Furthermore, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets is directly affected by local or regional economic conditions. A concentration of stations in any particular market intensifies our exposure to regional economic declines. We are particularly dependent on advertising revenue from the New York, Los Angeles and Miami markets, which accounted for more than 60% of our net revenue for the year ended December 31, 2010 and for the nine months ended September 30, 2011. An economic decline in any of these markets could materially adversely impact our results of operations.

We have experienced a decline in the level of business activity of our advertisers, which has, and could continue to have, an adverse effect on our revenues and profit margins. In addition, some of our advertisers and clients could experience serious cash flow problems due to the economic downturn. As a result, they may attempt to renegotiate or cancel orders with us or alter payment terms. Our advertisers may be forced to reduce their production, shut down their operations or file for bankruptcy protection, which could have a material adverse effect on our business. Any further deterioration in the U.S. economy, any worsening of conditions in the credit markets or even the fear of such a development could intensify the adverse effects of these difficult market conditions on our results of operations.

We are particularly dependent on advertising revenues from specific industries, and any failure of those industries to recover could adversely affect our results of operations and cash flow.

During the U.S. recession, we have experienced significant reductions in advertising revenues from the automotive, retail, financial and other industries. We generate a greater percentage of our advertising revenue from the automotive industry than any other industry, for example, including radio advertising by local automotive dealers and television advertising by manufacturers and dealers. Advertising spending in the automotive industry remains significantly lower than pre-recession levels, and other industries, such as the retail industry, have also not shown significant growth. Our long-term growth and strategy and our long-term liquidity depend on recovery in these important industries.

Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenue.

The recent recession and difficulties in the global capital and credit markets have adversely affected, and current uncertain economic conditions may continue to adversely affect, our business, as well as the industries of many of our customers, which are cyclical in nature.

Some of the markets in which our advertisers participate, such as the services, telecommunications, automotive, fast food and restaurant, and retail industries, are cyclical in nature, thus posing a risk to us which is beyond our control. Recent declines in consumer and business confidence and spending, together with significant reductions in the availability and increases in the cost of credit and volatility in the capital and credit markets, have adversely affected the business and economic environment in which we operate and can affect the profitability of our business. Our business is exposed to risks associated with the creditworthiness of our key advertisers and other strategic business partners. These conditions have resulted in financial instability or other adverse effects at many of our advertisers and other strategic business partners. The consequences of such adverse effects could include the delay or cancellation of advertising orders. The reoccurrence of any of these conditions may adversely affect our cash flow, profitability and financial condition. For example, during 2008 and 2009, as a result of the global financial crisis and recession, lenders and institutional investors reduced and, in some cases, ceased to provide funding to borrowers reducing the availability of liquidity and credit to fund or support the continuation and expansion of business operations. Future disruption of the credit markets or sluggish economic growth in future periods could adversely affect our customers’ access to credit which supports the continuation and expansion of their businesses and could result in advertising or broadcast cancellations or suspensions, payment delays or defaults by our customers.

Current uncertain economic conditions may affect our financial performance or our ability to forecast our business with accuracy.

Our operations and performance depend significantly on the United States and, to a lesser extent, international economic conditions and their impact on purchases of advertising by our clients.

As a result of the global financial crisis, which was experienced on a broad and extensive scope and scale, and the recession in the United States, general economic conditions deteriorated significantly in 2008 and remain uncertain. We believe that this condition may continue in future periods, as our advertisers alter their purchasing activities in response to the new economic reality, and, among other things, our advertisers may change or scale back future purchases of advertising time. This uncertainty may affect our ability to prepare accurate financial forecasts or meet specific forecasted results. It is currently unclear as to what overall effect the current economic conditions and uncertainties will continue to have on the marketplace and our future business. If we are unable to adequately respond to or forecast further changes in demand for advertising or if current economic conditions persist or deteriorate, our results of operations, financial condition and business prospects may be materially and adversely affected.

Our industry is highly competitive, and we compete for advertising revenue with other broadcast stations, as well as other media, many operators of which have greater resources than we do.

Our industry is highly competitive, and the success of our stations is primarily dependent upon their share of overall advertising revenues within their markets, especially in New York, Los Angeles and Miami. Our broadcast stations compete in their respective markets for audiences and advertising revenues with other broadcast stations of all formats, as well as with other media, such as newspapers, magazines, television, satellite radio, cable services, outdoor advertising, the Internet and direct mail. In addition, any changes in the methods used to determine ratings could result in a downward adjustment in our ratings, which could adversely affect our advertising sales in the markets in which we operate.

Although we believe that each of our broadcast stations is able to compete effectively in its respective market, our stations may be unable to maintain or increase their current audience ratings and advertising revenues. Specifically, radio stations can change formats quickly. Any other radio station currently broadcasting could shift its format to duplicate the format of, or develop a format which is more popular than, any of our stations. If a station converts its programming to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, the ratings and station operating income of our station in that market could be adversely affected. Further, we could also lose some of our on-air personalities, which may adversely affect our competitive position in those markets. In addition, other radio companies which are larger and have more resources may also enter markets in which we operate.

Any of these events could cause our stations’ audience ratings, market shares and advertising revenues to decline and any adverse change in a particular market could have a material adverse effect on the financial condition of our business as a whole.

A large portion of our net revenue and operating income currently comes from our New York, Los Angeles and Miami markets.

Our New York, Los Angeles and Miami markets accounted for more than 60% of our net revenue for the fiscal year ended December 31, 2010 and for the nine months ended September 30, 2011. Therefore, any volatility in our revenues or operating income attributable to stations in these markets could have a significant adverse effect on our consolidated net revenue or operating income. A significant decline in net revenue or operating income from our stations in any of these markets could have a material adverse effect on our financial condition and results of operations.

Since our revenues are concentrated in these markets, an economic downturn, increased competition or another significant negative event in any of these markets could reduce our revenues and results of operations more dramatically than other companies that do not depend as much on these markets.

Cancellations, reductions, delays and seasonality in advertising could adversely affect our net revenues.

We do not generally obtain long-term commitments from our advertisers. As a result, our advertisers may cancel, reduce or postpone orders. Cancellations, reductions or delays in purchases of advertising time could adversely affect our net revenue, especially if we are unable to replace these purchases. Our expense levels are based, in part, on expected future net revenues and are relatively fixed once set. Therefore, unforeseen decreases in advertising sales could have a material adverse impact on our net revenues and operating income.

In addition, we experience fluctuations in our broadcasting revenue primarily due to seasonal variations in advertising expenditures by local, regional and national advertisers, causing our net broadcasting revenues to vary throughout the year. Historically, our first calendar quarter (January through March) has generally produced the lowest net broadcasting revenue for the year because of routine post-holiday decreases in advertising expenditures. The effects of such seasonality, combined with any other changes in our broadcasting revenue, make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Our growth depends on successfully executing our expansion strategy.

We have pursued, and will continue to pursue, as a growth strategy the expansion of our media business through selective acquisitions and affiliations, primarily in the largest U.S. Hispanic markets, such as our recent acquisition of a television station in the greater Houston area. We cannot assure you that our growth strategy will be successful. Our growth strategy is subject to a number of risks, including, but not limited to:

•	the limits on our ability to acquire additional stations due to our substantial level of debt;

•	the need to raise additional financing, which may be limited by the terms of our debt instruments and our Series B preferred stock, our stock price and market conditions in the financial markets;

•	the failure of such future acquisitions and affiliations to increase our station operating income or yield other anticipated benefits;

•	the need for required regulatory approvals, including FCC and antitrust approvals;

•	the challenges of managing any rapid growth;

•	the difficulties of programming newly acquired stations to attract listenership or viewership; and

•	general economic conditions affecting the media industry.

Although we intend to pursue selective strategic acquisitions, our ability to do so will be restricted by the terms of our debt instruments, the certificate of designations governing our Series B preferred stock and our ability to raise additional funds. Additionally, our competitors, who may have greater resources than we do or existing business in certain markets, may have an advantage over us in pursuing and completing strategic acquisitions that we target.

Our cost-cutting measures may impact our ability to pursue our expansion strategy.

In recent years, we have focused on reducing our operating expenses. This has included restructuring our existing businesses, where we have reduced our workforce and eliminated redundant facilities. Although our cost-cutting measures have successfully reduced expenses, our reduced programming expenses and workforce may make it more difficult to take advantage of opportunities for growth in the future.

The success of our radio stations depends on acceptance of our content, which is difficult to predict.

We format the programming of each of our radio stations to capture a substantial share of the U.S. Hispanic audience in their respective markets. The U.S. Hispanic population is diverse, consisting of numerous identifiable groups from many different countries of origin and each with its own musical and cultural heritage. Various factors could impact the popularity of our content, including shifts in population, station listenership, demographics, audience tastes and fluctuations in preferred advertising media. The success of our radio stations depends on our ability to consistently create, acquire, market and broadcast content that meets the changing preferences of this broad consumer market. If we are not successful at maintaining and growing the popularity of our content, our operating results may be adversely affected.

The success of our television operation depends upon our ability to attract viewers and advertisers to our broadcast television operation.

For the nine months ended September 30, 2011 and for the years ended December 31, 2010 and 2009, our broadcast television operation was not profitable and may not achieve profitability in the future. We cannot assure you that we will be able to attract viewers and advertisers to our broadcast television operation. If we cannot attract viewers, our television operation may suffer from low ratings, which in turn may deter potential advertisers. The inability to successfully attract viewers and advertisers may adversely affect our revenue and operating results for our television operation. Television programming is a highly competitive business. Television stations compete in their respective markets for audiences and advertising revenues with other stations and larger, more established networks. As a result of this competition, our rating share may not grow, and an adverse change in our local markets could have a material adverse impact on the revenue of our television operation.

Our industry is subject to technological changes and, if we are unable to match or surpass such changes, we may lose competitive advantage and market opportunities. The success of the television operation is largely dependent on certain factors, such as the extent of distribution of the developed programming, the ability to attract viewers and advertisers, the ability to acquire programming, and the market and advertiser acceptance of our programming. We may not be successful in our initiatives, and our initiatives may fail to generate revenues and ultimately be unprofitable.

The loss of distribution agreements could materially adversely affect our results of operations.

Our MegaTV television operation has entered into station distribution agreements that allow us to serve markets with over 15% of U.S. Hispanics. Two of these agreements expire within the next year if not renewed. If our distribution agreements are terminated or not extended, our ability to reach our viewers and receive licensing fees may be adversely affected, which could adversely affect our business, financial condition and results of operations. Although we expect to renew these agreements or make other arrangements to reach viewers, there is no assurance that we will be able to do so. For example, we recently discontinued broadcasting MegaTV over the air in the New York City and Puerto Rico markets after being unable to reach satisfactory terms with the counterparties to our station distribution agreements in those markets. We receive advertising inventory from our affiliated stations, either in the form of stand-alone advertising time within a specified time period or commercials inserted by MegaTV into its programming. In addition, primarily with respect to master service operators, we receive a fee for providing such programming. The loss of distribution agreements of our MegaTV television operation could adversely affect our results of operations by reducing the reach of our network programming and, therefore, its attractiveness to advertisers. Renewal on less favorable terms may also adversely affect our results of operations through reduction of advertising revenue and fees.

The failure or destruction of satellites and transmitter facilities that we depend upon to distribute our programming could materially adversely affect our business and results of operation.

We use studios, satellite systems, transmitter facilities and the Internet to originate and/or distribute our station and network programs and commercials to affiliates. We rely on third-party contracts and services to operate our origination and distribution facilities. These third-party contracts and services include, but are not limited to, electrical power, satellite transponders, uplinks and downlinks and telecom circuits. Distribution may be disrupted due to one or more third parties losing their ability to provide particular services to us, which could adversely affect our distribution capabilities. A disruption can be caused as a result of any number of events such as local disasters (accidental or environmental), various acts of terrorism, power outages, major telecom connectivity failures or satellite failures. Our ability to distribute programming to station audiences and/or network affiliates may be disrupted for an undetermined period of time until alternate facilities are engaged and put on-line. Furthermore, until third-party services resume, the inability to originate or distribute programming could have a material adverse effect on our business, results of operations and cash flows.

We must be able to respond to rapidly changing technology, services and standards which characterize our industry in order to remain competitive.

The broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies and services. For example, the FCC has implemented new technologies in the broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies that significantly enhance the sound quality of AM and FM broadcasts. In some cases, our ability to compete will be dependent on our acquisition of new technologies and our provision of new services, and we cannot assure you that we will have the resources to acquire those new technologies or provide those new services. In other cases, the introduction of new technologies and services could increase competition and have an adverse effect on our revenue. Recent new media technologies and evolving services include the following:

•	satellite-delivered digital audio radio service, which has resulted in a satellite radio service with multichannel programming and enhanced sound quality;

•	audio programming by cable television operators, direct broadcast satellite systems, personal communications and wireless systems, Internet content providers and other digital audio broadcast formats;

•	new, diverse and evolving forms of video and audio program distribution offered through the Internet;

•	direct satellite broadcast television companies that supply subscribers with several high quality music channels;

•	the introduction of in-band on-channel digital radio provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

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the provision of digital audio and video content for listening and/or viewing on the Internet and/or available for downloading or streaming to portable devices (including via Wi-Fi, mobile phones, smart phones, netbooks, tablet computers and similar portable devices, WiMAX, the Internet and MP3 players); and

•	low-power FM radio, which could result in additional FM radio broadcast stations in markets where we have stations.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our businesses. For example, devices that allow users to view or listen to television or radio programs on a time-delayed basis and technologies which enable users to fast-forward or skip advertisements, such as DVRs and portable digital devices, may cause changes in consumer behavior that could affect the attractiveness of our offerings to advertisers, and could, therefore, adversely affect our revenues. In addition, further increases in the use of portable digital devices that allow users to view or listen to content of their own choosing, in their own time, while avoiding traditional commercial advertisements, could adversely affect our broadcasting advertising revenues. Other cable providers and direct-to-home satellite operators are developing new video compression techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television marketplace into more specialized niche audiences. More television options increase competition for viewers, and competitors targeting programming to narrowly defined audiences may gain an advantage over us for television advertising and subscription revenues. Such a competitive environment may increase the demand for programming, thereby making it more expensive to acquire new programming or renew current programming. The ability to anticipate and adapt to changes in technology on a timely basis and exploit new sources of revenue from these changes will affect our ability to continue to grow and increase our revenue.

We cannot predict the effect, if any, that competition arising from new technologies may have on the broadcasting industry or on our business. To compete with services using new technologies, we may be required to make significant investments to adopt those technologies, acquire companies that use those technologies or upgrade our own services to compete effectively. We may be unable to make these investments, or we may incur significant expenditures and still fail to achieve the competitive gains we seek. Any of these circumstances could have a material adverse effect on our financial condition and results of operations and on the execution of our strategy.

Our business is dependent upon the performance of key employees, on-air talent and program hosts. Cost increases in the retention of such employees may adversely affect our profits.

Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees, including on-air talent, and our ability to hire and retain qualified personnel. We employ or independently contract with several on-air personalities and hosts with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, these key on-air personalities and program hosts may not remain with us or may not retain their audiences. Competition for these individuals is intense, and many of our key employees are at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate ratings and revenues.

The loss of any of these executive officers and key employees, particularly Raúl Alarcón, Chairman of our Board of Directors, Chief Executive Officer and President, could have a material adverse effect on our business. We do not maintain key man life insurance on any of our personnel.

We produce and acquire programming and content and incur costs for all types of creative talent, including on-air talent, programming and production personnel. An increase in the costs of such programming and content or in the costs for creative talent may lead to decreased profitability.

Impairment of our goodwill and other intangible assets deemed to have indefinite useful lives can cause our net income or net loss to fluctuate significantly.

As of September 30, 2011, we had approximately $355.9 million of unamortized intangible assets, including goodwill of $32.9 million and FCC broadcast licenses of $323.1 million on our consolidated balance sheets. These unamortized intangible assets represented approximately 72% of our total assets. Accounting standards require that goodwill and other intangible assets deemed to have indefinite useful lives, such as FCC broadcast licenses, cease to be amortized. Accounting standards require that goodwill and certain intangible assets be tested at least annually for impairment. If we find that the carrying value of goodwill or FCC broadcast licenses exceeds their fair value, we will reduce the carrying value of the goodwill or intangible asset to the fair value and will recognize an impairment loss in our results of operations.

We currently account for our FCC broadcast licenses as indefinite-lived assets. In the event we are no longer able to conclude that our FCC broadcast licenses have indefinite lives, we may be required to amortize such licenses. The amortization of our FCC broadcast licenses would affect our earnings and earnings per share.

The impairment tests require us to make estimates of the fair value of our intangible assets, which is determined by using a discounted cash flow methodology. Since a number of factors may influence the fair value of our intangible assets, we are unable to predict whether impairments of goodwill or other indefinite lived intangibles will occur in the future. From time to time in the past, we have incurred significant impairment charges, which have material adversely affected our results of operations. In the year ended December 31, 2008, we recorded impairment charges of $418.7 million related to the FCC broadcasting licenses for certain individual stations in all of our markets. We recorded additional impairment charges of $18.6 million in the year ended December 31, 2009.

Any future impairments would result in our recognizing a corresponding operating loss, which could have an adverse effect on our business, financial condition and results of operations.

Piracy of our programming and other content, including digital and internet piracy, may decrease revenue received from the exploitation of our programming and other content and adversely affect our business and profitability.

Piracy of programming is prevalent in many parts of the world and is made easier by technological advances allowing conversion of programming and other content into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of our content. We believe that the proliferation of unauthorized copies and piracy of these products, particularly in South America, has an adverse effect on our business and profitability because these products reduce the revenue that we potentially could receive from the legitimate sale and distribution of our media content.

Damage to our brands or reputation could adversely affect our company.

Our brands and our reputation are among our most important assets. Our ability to attract and retain advertisers for our broadcast stations depends, in part, upon the external perceptions of our company, our ability to produce attractive programming, the strength of our audience and our integrity. Damage to our brands or reputation or negative publicity or perceptions about us, either through infringement of our brands, intellectual property or otherwise, could cause a loss of consumer or advertiser confidence in our company and may adversely affect our financial condition.

Our business may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees.

In recent years, a number of employers, including us, have been subject to lawsuits, including alleging violations of federal and state law regarding workplace, wage-hour and employment discrimination matters, class action lawsuits, and a number of these lawsuits have resulted in the payment of substantial damages by the defendants. We could also face potential liability if we are found to have misclassified certain employees as exempt from the overtime requirements of the federal Fair Labor Standards Act and state labor laws, or for having classified certain personnel as contractors and not as employees under applicable law. We have had and now have some employment-related administrative proceedings and lawsuits pending against us, although none involving class allegations and none that we believe to be material.

Our failure to comply with the Sarbanes-Oxley Act of 2002 could cause a loss of confidence in the reliability of our financial statements and could have a material adverse effect on our business.

We have undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404, and the rules and regulations promulgated by the SEC to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal controls over financial reporting. This effort included documenting and testing our internal controls.

In February 2011, we concluded that the design of internal controls over the independent review, validation and approval of reimbursable expenses was not fully effective and constituted a material weakness in internal control over financial reporting for the year ended December 31, 2010. During the quarter ended March 31, 2011, we improved our procedures with respect to the design of internal controls over the independent review, validation and approval of reimbursable expenses. As of September 30, 2011, we did not identify any material weaknesses in our internal controls over financial reporting as defined by the Public Company Accounting Oversight Board.

In future years, there can be no assurance that we will not have material weaknesses that would be required to be reported. If we are unable to assert that our internal controls over financial reporting are effective in any future period, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse impact on our business and financial condition.

In addition, because we are a smaller reporting company and are not an “accelerated filer,” as defined under the SEC’s rules and regulations, we are not required to include in our annual report on Form 10-K an attestation report of our independent registered public accounting firm with respect to our internal controls over financial reporting. Although our independent registered public accounting firm is required to communicate any significant deficiencies and material weaknesses identified during their audit to our audit committee, our independent public accounting firm is not required to conduct the full review that would be necessary in order to deliver an attestation report. You should be aware that if we remain a smaller reporting company, our future annual reports will not include an attestation report of our independent public accounting firm.

Raúl Alarcón, the Chairman of our Board of Directors, Chief Executive Officer and President, has majority voting control and this control may discourage or influence certain types of transactions or strategic initiatives.

Raúl Alarcón, Chairman of our Board of Directors, Chief Executive Officer and President, beneficially owns shares of common stock representing approximately 83% of the combined voting power of our outstanding shares of common stock as of December 31, 2011. As a result, Mr. Alarcón generally has the ability to control the outcome of all matters requiring stockholder approval, including the election of our entire board of directors, mergers and acquisitions and sales of all or substantially all of our assets. In addition, Mr. Alarcón’s voting power may allow him to have a greater influence on our corporate strategy.

We cannot assure you that Mr. Alarcón will maintain all or any portion of his ownership or that he would continue as an officer or director if he sold a significant part of his stock. Further, the disposition by Mr. Alarcón of a sufficient number of shares could result in a change in control of our company, which could require the repurchase of our Series B preferred stock and could trigger a variety of federal, state and local regulatory consent requirements and potentially limit our utilization of net operating losses for income tax purposes, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Legislative and Regulatory Matters

Changes in U.S. communications laws or other regulations may have an adverse effect on our business.

The television and radio broadcasting and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. The television and radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. For example, we are required to obtain, and periodically renew, licenses from the FCC to operate our radio and television stations. The FCC may not approve our future renewal applications, or it may approve them for less than the full term or subject to conditions or qualifications. The FCC broadcasting license for our flagship WSKQ-FM station, which accounts for material portion of our net revenue, expired on June 1, 2006. The FCC has yet to take action on our application to renew this license, which is opposed by several parties who allege, among other things, that WSKQ-FM has broadcast indecent material. While the station continues to operate under its expired license pursuant to FCC rules until the FCC takes action on the renewal and the FCC grants renewal of broadcast licenses in the great majority of cases, we cannot be assured that the license will be renewed on favorable terms or at all. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our licenses (including the license for our WSKQ-FM station) could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We must also comply with extensive FCC regulations and policies in the ownership and operation of our television and radio stations and our television network. FCC regulations limit the number of television and radio stations that a licensee can own in a market and the household reach of television stations nationwide. Under the Communications Act, every three years each television broadcast station is required to elect to exercise the right, either to require cable television system and direct broadcast satellite (“DBS”) operators in its local market to carry its signal (“must carry”), or to prohibit carriage or condition it upon payment of a fee or other consideration. These “must carry” rights are not absolute, and under some circumstances, a cable system or DBS operator may be entitled not to carry a given station. The FCC’s current rules require cable and DBS operators to carry only one channel of the digital signal of our television stations, despite the capability of digital broadcasters to broadcast multiple program streams within one station’s digital allotment. Cable systems and DBS operators may not continue to carry our owned or affiliated television broadcast stations. The failure of a cable system or DBS operator to carry one of our owned or affiliated television stations could have a material adverse effect on our revenues.

The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of our radio and television properties. For example, from time to time, proposals have been advanced in the U.S. Congress and at the FCC to require radio and television broadcast stations to provide advertising time to political candidates for free or at a reduced charge. Any restrictions or reductions in rates on political advertising may adversely affect our advertising revenues. The FCC has initiated a proceeding to examine and potentially regulate more closely embedded advertising, such as product placement and product integration. Enhanced restrictions affecting these means of delivering advertising messages may adversely affect our advertising revenues. The FCC is currently engaged in a review of its media ownership rules. Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by us. We are unable to predict the effect that any such laws, regulations or policies may have on our operations.

The FCC’s National Broadband Plan may result in a loss of spectrum for our stations and potentially adversely impact our ability to compete.

In March 2010, the FCC delivered its National Broadband Plan to Congress. The Broadband Plan reviews the nation’s broadband infrastructure and recommends a number of initiatives designed to spur broadband deployment and use. In an effort to make available more spectrum for wireless broadband services, the Broadband Plan proposes to recapture and reallocate certain spectrum including 120 megahertz of television broadcast spectrum by incentivizing current private-sector spectrum holders to return some of their spectrum to the government by 2015 through such initiatives as voluntary spectrum auctions (with current licensees potentially sharing in the auction proceeds) and “repacking” of channel assignments to increase efficient spectrum usage. If voluntary measures fail to provide the amount of spectrum the FCC considers necessary for wireless broadband deployment, the Broadband Plan proposes various mandates to reclaim spectrum, such as forced channel sharing. In November 2010, the FCC issued rulemakings containing proposals that would enable wireless providers to have equal access to broadcast spectrum that could be made available through spectrum auctions as well as proposals to enable TV stations to voluntarily combine operations on a single TV channel. Proposals to permit voluntary spectrum auctions would require Congressional action, and are currently under consideration by Congress. At this time we cannot predict the timing or outcome of implementation of the Broadband Plan, proposed Congressional spectrum legislation or their effect on our television stations.

Proposed legislation would require radio broadcasters to pay royalties to record labels and recording artists.

Legislation was introduced in the last Congressional session that would require radio broadcasters to pay a royalty to record labels and performing artists for use of their recorded songs. The legislation failed to pass and has yet to be reintroduced in the current Congress. Currently, we pay royalties to song composers and publishers through Broadcast Music, Inc., the American Society of Composers, Authors and Publishers and SESAC, Inc. The proposed legislation, if reintroduced, would add an additional layer of royalties to be paid directly to the record labels and artists. In addition, radio and recording industry representatives have entered into negotiations that may result in an agreement to resolve the performance fee issue. It is currently unknown what proposed legislation, if any, will become law, whether industry groups will enter into an agreement with respect to fees, and what significance this royalty would have on our results from operations, cash flows or financial condition.

The FCC vigorously enforces its indecency and other program content rules against the broadcast industry, which could have a material adverse effect on our business.

The FCC’s rules and regulations prohibit the broadcast of obscene material at any time and indecent or profane material between the hours of 6:00 a.m. and 10:00 p.m. Broadcasters risk violating the prohibition against broadcasting indecent/profane material because of the vagueness of the FCC’s indecency/profanity definition, coupled with the spontaneity of live programming. The FCC vigorously pursues its enforcement activities as they apply to indecency and has threatened on more than one occasion to initiate license revocation or license renewal proceedings against a broadcast licensee who commits a “serious” indecency violation. The FCC has substantially increased its monetary penalties for violations of these regulations pursuant to law enacted in 2006 that provides the FCC with authority to impose fines of up to $325,000 per incident or profane utterance with a maximum forfeiture exposure of $3.0 million for any continuing violation arising from a single act or failure to act. Moreover, the FCC has in some instances imposed separate fines for each allegedly indecent “utterance,” in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation.

On July 13, 2010, the United States Court of Appeals for the Second Circuit (“Second Circuit”) issued a decision in which it vacated the FCC’s indecency policy as unconstitutional. On April 21, 2011, the FCC filed a petition for a writ of certiorari with the United States Supreme Court, which the Court granted on June 21, 2011. The case was argued before the Supreme Court in January 2012, and a decision is expected to be issued in 2012. It is not possible to predict the outcome of the Supreme Court’s review.

In addition, the FCC’s heightened focus on the indecency regulatory scheme against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. A number of inquiries or proceedings regarding alleged violations of the FCC’s indecency policy by our stations are currently pending, including a motion in opposition to the renewal of one of our material broadcast licenses. In addition, we have in the past been the subject and may in the future become subject to additional inquiries or proceedings related to our stations’ broadcast of allegedly indecent or obscene material. To the extent that these pending inquiries or other proceedings result in the imposition of fines, revocation of any of our station licenses or denials of license renewal applications, our results of operations and business could be materially adversely affected. We also face increased potential costs in the form of fines for indecency violations, and we cannot predict whether Congress will consider or adopt further legislation in this area.

Our businesses depend upon licenses issued by the FCC, and if any of those licenses were not renewed or we were to be out of compliance with FCC regulations and policies, our business may be materially impaired.

Our businesses depend upon maintaining their broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years and are subject to renewal thereafter. Interested parties may challenge a renewal application. On rare occasions, the FCC has revoked licenses, not renewed them, or renewed them with significant qualifications, including renewals for less than a full term of eight years. One of our stations is operating on an expired license while its application for renewal remains pending, and certain of our other broadcast licenses will expire and require renewal in the near future. We cannot be certain that our future renewal applications will be approved or that the renewals will not include conditions or qualifications that could adversely affect our operations or result in material impairments, which could adversely affect our business, financial condition, results of operations and cash flows. If any of our FCC licenses are not renewed, we could be prevented from operating the affected station and generating revenue from it.

Further, the FCC has a general policy restricting the transferability of a station license while a renewal application for that station is pending, and we must comply with extensive FCC regulations and policies governing the ownership and operation of our stations. FCC regulations limit the number of radio and television stations that a licensee can own in a market, which could restrict our ability to consummate future transactions. The FCC’s rules governing our radio station operations impose costs on their operations, and changes in those rules could have an adverse effect on our business, financial condition, results of operations and cash flows. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Moreover, governmental regulations and policies may change over time, and the changes may have a material adverse impact upon our business, financial condition and results of operations.

There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.

The Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. On July 7, 2011, the United States Court of Appeals for the Third Circuit upheld the FCC’s last media ownership review order, to the extent that the FCC retained most of its media ownership rules, and vacated the portion of that order that sought to relax restrictions on common ownership of broadcast stations and daily newspapers. In December 2011, the FCC issued a Notice of Proposed Rulemaking (“NPRM”) as part of its 2010 quadrennial review of its media ownership rules. The NPRM proposes to leave in place most of the current rules but does tentatively propose to revise the prohibition against owning a daily newspaper and a broadcast station in the largest markets and proposes to eliminate the radio-television cross-ownership rule, which restricts the number of television and radio stations an entity can own in a market. In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against us or any of our license-holding subsidiaries, or any FCC licensee from which we are acquiring a station, could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on, its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock. In addition, where proposed acquisitions might result in local radio advertising revenue concentration, the Department of Justice and/or the Federal Trade Commission could undertake their own reviews and could attempt to block or place restrictions or conditions on such transactions.

New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet business.

A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our internet business uses to operate its services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are also now pending at both the federal and state level in the United States. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our internet business. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers.

The liquidity of our common stock could be adversely affected if we are delisted from the NASDAQ Global Market.

Our Class A common stock is presently quoted on the NASDAQ Global Market. To maintain our listing on the NASDAQ Global market, we must satisfy certain continued listing standards. On September 15, 2011, we received a written deficiency notice (the “Notice”) from The NASDAQ Stock Market advising us that the market value of our Class A common stock for the previous 30 consecutive business days had been below the minimum $15,000,000 required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(3)(C) (the “Rule”).

Pursuant to NASDAQ Listing rule 5810(c)(3)(D), we have been provided an initial grace period of 180 calendar days, or until March 13, 2012, to regain compliance with the Rule. The Notice further provides that NASDAQ will provide written confirmation stating that we have achieved compliance with the Rule if at any time before March 13, 2012, the market value of the publicly held shares closes at $15,000,000 or more for a minimum of 10 consecutive business days. If we do not regain compliance with the Rule by March 13, 2012, NASDAQ will provide to us written notification that our Class A common stock is subject to delisting from the NASDAQ Global Market, at which time we will have an opportunity to appeal the determination to a NASDAQ Hearings Panel.

In addition to having an adverse effect on the liquidity of our Class A common stock, delisting from NASDAQ would also result in negative publicity and would also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our Class A common stock as currency or the value accorded by other parties. Any impact on our ability to raise equity capital could adversely affect our ability to execute our long-term business strategy, including any efforts to use equity capital to finance selective acquisitions, reduce our indebtedness or fund our operations.

Risks Related to Our Indebtedness and Preferred Stock

We may be required to use our funds to repurchase our Series B preferred stock in 2013 or upon a change of control.

Under the terms of our Series B preferred stock, each holder of Series B preferred stock may request that we repurchase (subject to the legal availability of funds and the Delaware General Corporation Law) all or a portion of its shares of Series B preferred stock on October 15, 2013 at a price equal to 100% of the liquidation preference of such shares, plus all accumulated and unpaid dividends on those shares to the date of repurchase. In addition, the terms of our Series B preferred stock require us, in the event of a change of control, to offer to repurchase all or a portion of a holder’s shares at an offer price in cash equal to 101% of the liquidation preference of the shares, plus an amount in cash equal to all accumulated and unpaid dividends on those shares up to but excluding the date of repurchase. In either case, we may not have sufficient legally available funds to make such repurchases. As of September 30, 2011, our outstanding Series B preferred stock had an aggregate liquidation preference of $92.3 million, and we had accumulated and unpaid dividends on those shares in an amount equal to $19.4 million.

If we have legally available funds to repurchase the Series B preferred stock at the time that any obligation to repurchase that stock arises (subject to the Delaware General Corporation Law), we may be required to use our legally available funds to effect such repurchase, subject to our debt instruments. We may incur indebtedness, sell certain assets or take other action in order to obtain such funds, subject to our debt instruments.

If we do not repurchase our Series B preferred stock upon request on October 15, 2013, our preferred stockholders may commence legal action.

If we do not repurchase our Series B preferred stock upon request in 2013, our Series B preferred stockholders may commence legal action to try to require us to do so. We can only make such repurchases out of legally available funds. The determination of the legal availability of funds to effect a repurchase will be made by our board of directors based on the facts and circumstances, contractual commitments and restrictions at that time and pursuant to the Delaware General Corporation Law. Questions regarding the legal availability of funds could arise, however, that are not addressed by existing case law. If our board of directors were to determine that we did not have sufficient legally available funds to repurchase shares of Series B preferred stock and any holder of Series B preferred stock were to disagree with that determination, that holder might bring a lawsuit against us and our directors.

In the event our board of directors is required to make a determination as to the legal availability of funds to redeem the Series B preferred stock, we expect that our board of directors will properly perform its fiduciary duties and that its business judgment will be entitled to deference by reviewing courts. We further expect that we would have strong arguments against any claim (whether relating to the legal availability of funds or otherwise) that the holders of the Series B preferred stock may bring, but we cannot predict with certainty how any given court might rule. Although we believe such a claim would be procedurally defective, holders of the Series B preferred stock could attempt to bring a lawsuit before the redemption date. Even if a challenge by the holders of the Series B preferred stock were unsuccessful, the litigation itself could be costly, have material adverse effects on our operations by diverting management’s attention from our ongoing business, harming our ability to obtain additional financing and damaging our reputation and potentially causing us to lose advertising or other revenues.

If we do not perform in accordance with certain provisions of our Series B preferred stock, if we do not repurchase our Series B preferred stock upon request on October 15, 2013 or if certain other events occur, our business will become subject to significant operating restrictions.

Any failure to comply with the terms of our Series B preferred stock could lead to significant restrictions on operating our business. In particular, if we:

•	fail to pay at least one of every four consecutive quarterly dividends on the Series B preferred stock in cash;

•

fail to repurchase the Series B preferred stock upon any valid redemption request on October 15, 2013 or fail to repurchase Series B preferred stock tendered in an offer to repurchase after a change of control;

•

breach the covenants in the Series B preferred stock, which limit restricted payments and investments, the incurrence of indebtedness, mergers and consolidations, and transactions with affiliates (in each case, subject to exceptions); or

•	default in the payment of debt aggregating $5.0 million, or debt of at least that amount is accelerated,

then, in each case, a “voting rights triggering event” will occur under the terms of the Series B preferred stock, and the holders of that stock will have the right to elect two members to our board of directors. In addition, upon the occurrence of a voting rights triggering event, and until all voting rights triggering events are cured, we would become subject to significant operating restrictions, unless such restrictions were waived or amended or our Series B preferred stock were refinanced on different terms. Waiving or amending the restrictions described above would require the approval of at least a majority of the shares of the then-outstanding Series B preferred stock and, in certain instances, may require the consent of each holder of Series B preferred stock affected. Under these restrictions, among other things:

•	we would be unable to incur any indebtedness, even in the ordinary course of our business;

•	our ability to undertake investments or make restricted payments would be significantly limited; and

•	we may be unable to undertake certain mergers and consolidations.

These restrictions could have a material adverse effect on our business, financial condition and results of operations.

We could be prevented by the covenants in our Series B preferred stock from refinancing any debt instruments.

If a voting rights triggering event occurs under our Series B preferred stock, as described in the preceding risk factor, we would be prohibited under the terms of our Series B preferred stock from incurring any indebtedness. If a voting rights triggering event were to occur and be continuing at the time that our other indebtedness matures, we would be prohibited by the terms of the Series B preferred stock from refinancing such other indebtedness. Under those circumstances, if we were unable to obtain a waiver or amendment to the Series B preferred stock or to refinance the Series B preferred stock on different terms, we would not be able to satisfy our obligations with respect to such other indebtedness.

Capital requirements necessary to implement strategic initiatives could pose risks.

The purchase price of possible selective acquisitions of radio or television stations and/or other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of financing for these purposes depend to a large degree upon general economic conditions and third parties over which we have no control, we may be unable to obtain the needed financing on attractive terms or at all. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego opportunities. If we do incur additional indebtedness to finance strategic initiatives, that additional indebtedness will increase our leverage and could make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

We may not have the funds or the ability to obtain additional financing for working capital, capital expenditures, executing our business strategy or other general corporate purposes.

We may need additional financing due to future developments or changes in our business plan. We may need to rely on cash from operations to support our capital expenditures and business strategy. In addition, our actual funding requirements for working capital, capital expenditures, executing our business strategy or other general corporate purposes could vary materially from our current estimates. If additional financing is needed, our substantial indebtedness may make it difficult for us to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, our business, financial condition, results of operations and cash flow could be adversely affected.